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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE                       CONTACT:
JUNE 3, 2002                                Donald A. Weidig
                                            Chief Financial Officer
                                            (614) 258-9501

               WATERLINK ANNOUNCES SALE OF ITS PURE WATER DIVISION

         Columbus, Ohio--June 3, 2002--Waterlink, Inc. (OTCBB: WLKN) today announced that on May 30, 2002 it sold substantially all of the assets and liabilities of its Pure Water Division to ITT Industries, Inc., headquartered in Upper Saddle River, New Jersey. The net proceeds from this sale were used to reduce senior indebtedness. Waterlink was advised on the sale by TechKNOWLEDGEy Strategic Group, of Boulder, Colorado.

         Bill Vogelhuber, Waterlink's President and Chief Executive Officer, commenting on the sale, "With this sale the strategic alternative process that was initiated in May 2000 has essentially been completed, and we will now focus all of our efforts at growing the Specialty Products businesses. Although we are disappointed at losing the Pure Water product lines, we are excited about the opportunities for our friends at Waterlink Technologies and C'treat Offshore as they become a part of ITT Industries."

         This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the ability to grow the businesses. These forward-looking statements are subject to certain risks, uncertainties and other factors that could cause actual results to differ materially. Such factors include, but are not limited to, economic and competitive pressures in certain market segments, improvement and timing of order intake and revenue growth, changes in operating costs, access to and cost of capital, negotiations with financial sources, unanticipated liabilities, changes in governmental regulation, overall world events and circumstances, and the success of the Company's exploration of strategic alternatives. Additional information on factors that could potentially affect the Company or its financial results may be found in the Company's filings with the Securities and Exchange Commission, including the sections entitled "Forward-Looking Statements" and "Risk Factors", beginning on page 16, of the Company's annual report on Form 10-K for its fiscal year ended September 30, 2001 and beginning on page 17 of the Company's quarterly report on Form 10-Q for its fiscal quarter ended March 31, 2002.

         Waterlink is an international provider of integrated water and air purification solutions for both industrial and municipal customers. Waterlink's executive offices are located in Columbus, Ohio, USA.

         More information about Waterlink can be obtained on the internet at www.waterlink.com, by e-mail inquiry to waterlink@waterlink.com, or by contacting Don Weidig, Waterlink, Inc., 835 North Cassady, Columbus, Ohio 43219 USA at 614-258-9501.